AEP Industries Inc. Reports Fiscal 2014 Second Quarter And Year-To-Date Results

MONTVALE, N.J., June 9, 2014 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its second quarter ended April 30, 2014.

Net sales for the second quarter of fiscal 2014 increased $9.3 million, or 3.3%, to $294.9 million from $285.6 million for the second quarter of fiscal 2013. Net sales for the six months ended April 30, 2014 increased $14.8 million, or 2.7%, to $567.5 million from $552.7 million in the same period of the prior fiscal year. The increases were the result of a 6% and 6.5% increase in average selling prices partially offset by a 2% and 3% decrease in sales volume for the three and six months ended April 30, 2014, respectively, compared to the prior year periods.

Gross profit for the second quarter of fiscal 2014 was $30.0 million, a decrease of $7.2 million, or 19.4%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $5.3 million during the periods, gross profit decreased $12.5 million. Gross profit for the first six months of fiscal 2014 was $54.6 million, a decrease of $25.1 million, or 31.5%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $0.4 million during the periods and an increase in depreciation expense of $2.2 million, gross profit decreased $23.3 million. The decreases in both cases were primarily from the Company's inability to completely pass through the entirety of increased resin costs to its customers, decreased volumes sold and higher manufacturing costs.

Operating expenses for the second quarter of fiscal 2014 were $28.1 million, a decrease of $3.3 million, or 10.5%, compared to the same period in the prior fiscal year and for the first six months of fiscal 2014 were $54.3 million, a decrease of $5.8 million, or 9.6%, compared to the comparable period in the prior fiscal year. The decreases in both periods are primarily due to a decrease in share-based compensation costs associated with the Company's stock options and performance units, a decrease in delivery expense primarily due to lower volumes sold and a decrease in salaries and severance costs associated with the Webster Industries acquisition.

Brendan Barba, Chairman, President and Chief Executive Officer of the Company, said, "We remain confident in our cost control efforts, which allowed AEP to partially offset the effect of sales volume decreases and increased manufacturing costs in the fiscal second quarter. However, resin costs remain highly volatile as they have been for some time and continue to adversely impact results. While we are managing our operating costs effectively, we remain focused on driving manufacturing efficiencies to navigate the current environment. We expect current economic difficulties to continue in the short-term, which we believe is the primary driver of lower sales volume in the first half of the fiscal year. Due to the very difficult current market conditions, we do not expect in fiscal 2014 to meet or exceed our 2013 sales volume. We continue to expect the investments made during 2013 and into 2014 will form the foundation of AEP's long-term growth and value creation."

Interest expense for the three months and six months ended April 30, 2014 increased $0.1 million and $0.3 million, respectively, as compared to the prior year periods resulting primarily from higher average borrowings under the Company's credit facility during the comparable periods.

Net (loss) income for the three months ended April 30, 2014 was a loss of $2.7 million, or $(0.49) per diluted share, as compared to net income of $1.1 million, or $0.19 per diluted share, for the three months ended April 30, 2013. Net (loss) income for the six months ended April 30, 2014 was a loss of $6.5 million, or $(1.16) per diluted share, as compared to net income of $8.0 million, or $1.43 per diluted share, for the six months ended April 30, 2013. The six months ended April 30, 2013 included a gain on bargain purchase of the Transco business of $1.0 million.

Adjusted EBITDA (defined below) was $14.8 million in the current quarter as compared to $25.7 million for the three months ended April 30, 2013. Adjusted EBITDA for the six months ended April 30, 2014 was $22.4 million, as compared to $43.5 million for the six months ended April 30, 2013.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Second Quarter	Second Quarter	April YTD	April YTD
	Fiscal 2014	Fiscal 2013	Fiscal 2014	Fiscal 2013
	(in thousands)

Net (loss) income	$ (2,724)	$ 1,060	$ (6,451)	$ 7,970
(Benefit) provision for taxes	(298)	(29)	(2,935)	3,246
Interest expense	4,933	4,832	9,716	9,398
Depreciation and amortization expense	8,151	7,540	15,927	13,541
Increase in LIFO reserve	4,701	10,039	6,575	6,973
Gain on bargain purchase of a business	-	-	-	(1,001)
Other non-operating expense (income)	16	(15)	(71)	(84)
Share-based compensation	46	2,233	(404)	3,502
Adjusted EBITDA	$ 14,825	$ 25,660	$ 22,357	$ 43,545

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on June 10, 2014, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9935 for international participants and referencing passcode 49431734. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, the integration of Transco Plastics Industries, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial environment. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2013 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)

	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2014	2013	2014	2013
NET SALES	$294,942	$285,574	$567,459	$552,716
COST OF SALES	264,950	248,361	512,883	473,069
Gross profit	29,992	37,213	54,576	79,647
OPERATING EXPENSES:
Delivery	12,451	13,636	24,469	26,002
Selling	9,130	9,615	17,788	19,113
General and administrative	6,484	8,114	12,060	15,003
Total operating expenses	28,065	31,365	54,317	60,118
Operating income	1,927	5,848	259	19,529
OTHER (EXPENSE) INCOME:
Interest expense	(4,933)	(4,832)	(9,716)	(9,398)
Gain on bargain purchase of a business	—	—	—	1,001
Other, net	(16)	15	71	84
(Loss) income before benefit (provision) for income taxes	(3,022)	1,031	(9,386)	11,216
BENEFIT (PROVISION) FOR INCOME TAXES	298	29	2,935	(3,246)
Net (loss) income	$(2,724)	$1,060	$(6,451)	$7,970
BASIC (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.49)	$0.19	$(1.16)	$1.44
DILUTED (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.49)	$0.19	$(1.16)	$1.43

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com